Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-165628, 333-157602, and 333-177216  on Form S-3 and Registration Statements No. 333-162109, 333-152639, 333-134512, 333-97903, 333-91458, 333-62404, and 333-55438 on Form S-8 of our report dated February 15, 2013, relating to the 2011 financial statements (before retrospective adjustments to the financial statements) (not presented herein) of CoBiz Financial Inc. and Subsidiaries, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustments for discontinued operations related to such financial statements appearing in this Annual Report on Form 10-K of CoBiz Financial Inc. and Subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 15, 2013